EXHIBIT 4.28
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of February 26, 2026, Pfizer Inc. (“Pfizer”) has common stock and its 1.000% Notes due 2027 (the “Pfizer notes”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As used in the “Description of Capital Stock of Pfizer Inc.” section and the “Description of Debt Securities of Pfizer Inc.” section, the terms “Pfizer,” “we,” “us” and “our” are to Pfizer Inc., unless otherwise stated or the context so requires.
As of February 26, 2026, Pfizer Netherlands International Finance B.V. (“Pfizer Netherlands”) has the (i) 2.875% Notes due 2029 (the “2029 notes”), (ii) 3.250% Notes due 2032 (the “2032 notes”), (iii) 3.875% Notes due 2037 (the “2037 notes”) and (iv) 4.250% Notes due 2045 (the “2045 notes” and together with the 2029 notes, 2032 notes, and 2037 notes, each a “Pfizer Netherlands note” and collectively, the “Pfizer Netherlands notes”) registered under the Exchange Act. The Pfizer notes and the Pfizer Netherlands notes are collectively referred to herein as the “notes.” Pfizer has fully and unconditionally guaranteed the payment of all of Pfizer Netherlands’ obligations under each series of the Pfizer Netherlands notes. As used in the “Description of Debt Securities of Pfizer Netherlands International Finance B.V.” section, the terms “Pfizer Netherlands,” “we,” “us” and “our” are to Pfizer Netherlands International Finance B.V., unless otherwise stated or the context so requires.
The following descriptions of our common stock and the notes are summaries and do not purport to be complete. The description of our common stock is subject to and qualified in its entirety by reference to our restated certificate of incorporation (the “Certificate of Incorporation”), and our bylaws, as amended (the “Bylaws”), the description of the Pfizer notes is subject to and qualified in its entirety by reference to the Pfizer base indenture (as defined below) and the ninth supplemental indenture (as defined below), and the description of the Pfizer Netherlands notes is subject to and qualified in its entirety by reference to the Pfizer Netherlands base indenture (as defined below) and the first supplemental indenture (as defined below), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.28 is a part. We encourage you to read the Certificate of Incorporation, the Bylaws, the applicable provisions of the Delaware General Corporation Law (the “DGCL”), the Pfizer base indenture, the ninth supplemental indenture to the Pfizer base indenture, the Pfizer Netherlands indenture and the first supplemental indenture to the Pfizer Netherlands base indenture for additional information.
DESCRIPTION OF CAPITAL STOCK OF PFIZER INC.
Common Stock
Under the Certificate of Incorporation, we are authorized to issue up to 12 billion shares of common stock, par value $0.05 per share. The common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of our stock. Holders of shares of common stock have one vote per share in all elections of Directors and on all other matters submitted to a vote of our stockholders. The holders of common stock are entitled to receive dividends, if any, as and when may be declared from time to time by our Board of Directors, out of funds legally available therefor. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of common stock. The shares of common stock currently outstanding are fully paid and nonassessable. The common stock is traded on the New York Stock Exchange under the trading symbol “PFE.”
Preferred Stock
Under the Certificate of Incorporation, we are authorized to issue up to 27 million shares of preferred stock, without par value. The preferred stock may be issued in one or more series, and the Board of Directors of Pfizer is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock.
Anti-takeover Effects of the Certificate of Incorporation, Bylaws and Delaware Law
Certificate of Incorporation and Bylaws. Various provisions contained in the Certificate of Incorporation and the Bylaws could delay or discourage some transactions involving an actual or potential change in control of us or a change in our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. Among other things, these provisions:
•limit the right of stockholders to call special meetings of stockholders to holders of at least 10% of the total number of shares of stock entitled to vote on the matter to be brought before the proposed special meeting;
•authorize our Board of Directors to establish one or more series of preferred stock without stockholder approval;
•authorize the Board of Directors to issue dividends in the form of stock purchase or similar rights, including rights that would have the effect of making an attempt to acquire us more costly;
•grant to the Board of Directors, and not to the stockholders, the sole power to set the number of Directors;
•require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing; and
•subject to the rights of the holders of any one or more series of preferred stock then outstanding, allow our Directors, and not our stockholders, to fill vacancies on our Board of Directors, including vacancies resulting from the removal of one or more Directors or an increase in the number of Directors constituting the whole Board of Directors.
Delaware Law. We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless (a) the interested stockholder attained such status with the approval of the corporation’s board of directors, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting, and not by written consent, of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving the corporation and the “interested stockholder” and the sale of more than 10% of the corporation’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of the corporation’s outstanding voting stock, and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board of Directors, and, as a result, could discourage attempts to acquire us, which could depress the market price of our common stock.
DESCRIPTION OF DEBT SECURITIES OF PFIZER INC.
Reference should be made to the indenture dated as of January 30, 2001, between Pfizer and The Bank of New York Mellon (formerly known as The Bank of New York), as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, which we refer to as the “Pfizer base indenture,” as supplemented by the ninth supplemental indenture, dated as of March 6, 2017, among Pfizer Inc., The Bank of New York Mellon, as trustee, and The Bank of New York Mellon, London Branch, as paying agent, which we refer to as the “ninth supplemental indenture.” When we refer to the “Pfizer indenture,” we mean the Pfizer base indenture, as supplemented by the ninth supplemental indenture. The following description is a summary of selected portions of the Pfizer base indenture and the ninth supplemental indenture. It does not restate the Pfizer base indenture or the ninth supplemental indenture, and those documents, not this description, define the rights of a holder of the Pfizer notes.
Principal, Maturity and Interest
The Pfizer notes were limited to €750,000,000 aggregate principal amount. The Pfizer notes will mature on March 6, 2027. We issued the Pfizer notes in denominations of €100,000 and in integral multiples of €1,000 in excess thereof.
Interest on the Pfizer notes accrues at the annual rate of 1.000%. Interest on the Pfizer notes is payable on March 6 of each year. Interest on the Pfizer notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Pfizer notes to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association).
We make each interest payment to the holders of record of the Pfizer notes at the close of business on the 15th calendar day (whether or not a business day) preceding the relevant interest payment date.
The Bank of New York Mellon, London Branch, acts as our paying agent with respect to the Pfizer notes. Upon notice to the trustee, we may change any paying agent. Payments of principal, interest and premium, if any, will be made by us through the paying agent to Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (“Euroclear”) and/or Clearstream Banking, Société Anonyme, Luxembourg (“Clearstream”).
Issuance in Euros
Principal, premium, if any, and interest payments and additional amounts, if any, in respect of the Pfizer notes are payable in euros.
If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Pfizer notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted to U.S. dollars on the basis of the most recently available market exchange rate for euros, as determined by us in our sole discretion. Any payment in respect of the Pfizer notes so made in U.S. dollars does not constitute an event of default under the indenture or the Pfizer notes. Neither the trustee nor the paying agent is responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.
Payment of Additional Amounts
All payments in respect of the Pfizer notes are made by or on behalf of us without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, we pay to a beneficial owner who is not a United States person such additional amounts on the Pfizer notes as are necessary in order that the net payment of the principal of, and premium or redemption price, if any, and interest on, such notes to such beneficial owner, after such withholding or deduction (including any withholding or deduction on such additional amounts), will not be less than the amount provided in such notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:
(a)to any tax, assessment or other governmental charge that would not have been imposed but for the beneficial owner, or a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner if the beneficial owner is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as (i) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of such notes, the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States, or being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States; (ii) being a controlled foreign corporation related to Pfizer directly, indirectly or constructively through stock ownership for U.S. federal income tax purposes; (iii) being an owner of a 10% or greater interest in voting stock of Pfizer within the meaning of Section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or (iv) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(b)to any holder that is not the sole beneficial owner of such notes, or a portion of such notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or a member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly from Pfizer its beneficial or distributive share of the payment;
(c)to any tax, assessment or other governmental charge imposed by reason of the holder’s or beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(d)to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or beneficial owner of the applicable notes to comply with any applicable certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such notes, if compliance is timely requested by Pfizer and required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
(e)to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deducting from the payment;
(f)to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(g)to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any such note, if such payment can be made without such withholding by at least one other paying agent in a Member State of the European Union;
(h)to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(i)to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder or beneficial owner thereof would have been entitled to additional amounts had the note been presented for payment on the last day of such 30 day period;
(j)to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations and pronouncements or any successor provisions thereto (that are substantively comparable and not materially more onerous to comply with) and any regulations or official law, agreement or interpretations thereof in any jurisdiction implementing an intergovernmental approach thereto; or
(k)in the case of any combination of the above listed items.
Except as specifically provided under this heading “—Payment of Additional Amounts,” we are not required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading “—Payment of Additional Amounts” and under the heading “—Optional Redemption of Notes; Redemption for Tax Reasons; No Sinking Fund,” the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.
Ranking
The Pfizer notes are unsecured general obligations of Pfizer and rank equally with all other unsecured and unsubordinated indebtedness of Pfizer from time to time outstanding.
Listing
The Pfizer notes are listed on the NYSE. We have no obligation to maintain such listing, and we may delist the Pfizer notes at any time.

Covenants
The indenture contains a provision that restricts our ability to consolidate with or merge into any other person or convey or transfer our properties and assets as an entirety or substantially as an entirety to any other person. The indenture does not restrict our ability to convey or transfer our properties and assets other than as an entirety or substantially as an entirety to any other person. See “Article VIII - Consolidation, Merger, Conveyance or Transfer” in the base indenture. The indenture contains no other restrictive covenants, including those that would afford holders of the Pfizer notes protection in the event of a highly-leveraged transaction involving Pfizer or any of its affiliates or other events involving us that may adversely affect our creditworthiness or the value of the Pfizer notes. The indenture also does not contain any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures. The Pfizer notes do not have the benefit of covenants that relate to subsidiary guarantees, liens and sale leaseback transactions that apply to other of our existing unsecured and unsubordinated notes.
Pfizer may, without the consent of the holders of Pfizer notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Pfizer notes (except for the issue date and the public offering price). Any additional notes having such similar terms, together with the Pfizer notes, will constitute a single series of debt securities under the indenture. No additional notes of any series may be issued if an event of default has occurred with respect to the Pfizer notes. Pfizer will not issue any additional notes intended to form a single series with the Pfizer notes, unless such further notes will be fungible with all notes of the same series for U.S. federal income tax purposes.
Optional Redemption of Notes; Redemption for Tax Reasons; No Sinking Fund
At our option, we may redeem the Pfizer notes (together, the redemption notes), in whole, at any time, or in part, from time to time, prior to December 6, 2026 (three months prior to the maturity date). The redemption price will be equal to the greater of the following amounts:
•100% of the principal amount of the redemption notes being redeemed on the redemption date; and
•the sum of the present values of the remaining scheduled payments of principal and interest on the redemption notes being redeemed on that redemption date (not including the amount, if any, of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on an annual basis at a rate equal to the sum of the Comparable Government Bond Rate plus 15 basis points;
plus, in each case, accrued and unpaid interest on the redemption notes being redeemed to, but excluding, the redemption date.
At any time on or after December 6, 2026 (three months prior to the maturity date), we may redeem the redemption notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the redemption notes to be redeemed, plus in each case, accrued and unpaid interest on the redemption notes being redeemed to, but excluding, the redemption date.
Notwithstanding the foregoing, installments of interest on the applicable redemption notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the applicable redemption notes and the indenture. The redemption prices for the redemption notes will be calculated on the basis of a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed.
We will mail notice of any redemption at least 10 days, but not more than 60 days, before the redemption date to each registered holder of the redemption notes to be redeemed. Once notice of redemption is mailed, the redemption notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest applicable to such redemption notes to, but excluding, the redemption date.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the redemption notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the fixed rate notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an Independent Investment Banker.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”
“Reference Treasury Dealer” means each of Barclays Bank PLC, BNP Paribas, Goldman, Sachs & Co. and J.P. Morgan Securities plc (or their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a broker or dealer of, and/or market maker in, German government bonds (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.
On and after the redemption date, interest will cease to accrue on the redemption notes or any portion of the redemption notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the redemption notes to be redeemed on that date. If fewer than all of the redemption notes are to be redeemed, the redemption notes to be redeemed shall be selected by Euroclear and/or Clearstream, in the case of redemption notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of redemption notes that are not represented by a global security.
The Pfizer notes are not entitled to the benefit of a sinking fund.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after February 28, 2017, we become or, based upon a written opinion of independent tax counsel of recognized standing selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to any series of the Pfizer notes, then we may at our option, having given not less than 10 nor more than 60 days prior notice to holders, redeem, in whole, but not in part, the applicable series of Pfizer notes at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest (including any additional amounts) on such notes to, but excluding, the redemption date.
Modification of Indenture
Under the Pfizer indenture, the rights of the holders of the Pfizer notes may be modified through a supplemental indenture if the holders of a majority in aggregate principal amount of the outstanding notes of all series affected by the modification (voting as one class) consent to it. No modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights, no modification reducing the percentage required for any such supplemental indenture or the percentage required for the waiver of certain defaults, and no modification of the foregoing provisions or any other provisions relating to the waiver of past defaults or the waiver of certain covenants, is effective against any holder without its consent.
Events of Default
Each of the following will constitute an Event of Default under the indenture with respect to the Pfizer notes:
•we fail to make the principal or any premium payment on any note when due;
•we fail to make any sinking fund payment for 60 days after payment was due by the terms of any note;

•we fail to pay interest on any note for 60 days after payment was due;
•we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it; or
•we, or a court, take certain actions relating to the bankruptcy, insolvency or reorganization of our company.
A default under our other indebtedness will not be a default under the Pfizer indenture for the Pfizer notes, and a default under one series of the Pfizer notes will not necessarily be a default under another series. The trustee may withhold notice to the holders of Pfizer notes of the applicable series of any default (except for defaults that involve our failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders.
If an Event of Default with respect to outstanding Pfizer notes of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of outstanding Pfizer notes of that series may declare, in a written notice, the principal amount (or, if any of the Pfizer notes of that series are original issue discount securities, such portion of the principal amount of such Pfizer notes) plus accrued and unpaid interest on all Pfizer notes of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to Pfizer notes of any series has been made, the holders of a majority in principal amount of the outstanding Pfizer notes may rescind and annul the acceleration if:
•the holders act before the trustee has obtained a judgment or decree for payment of the money due;
•we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and
•we have cured or the holders have waived all Events of Default, other than the non-payment of accelerated principal and interest with respect to notes of that series, as provided in the Pfizer indenture.
If a default in the performance or breach of the Pfizer indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding notes of all series affected thereby, by notice to the trustee, may waive any past Event of Default or its consequences under the Pfizer indenture. However, an Event of Default cannot be waived with respect to any series of Pfizer notes in the following two circumstances:
•a failure to pay the principal of, and premium, if any, or interest on any security or in the payment of any sinking fund installment; or
•a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding notes of that series.
Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the Pfizer indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. Holders of a majority in principal amount outstanding of any series of Pfizer notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for such applicable series of Pfizer notes.
We are required to deliver an annual officers’ certificate to the trustee, stating whether we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and, if we are in default, specifying all such defaults and the nature and status thereof.
Defeasance
When we use the term defeasance, we mean discharge from some or all of our obligations under the Pfizer indenture. Subject to certain additional conditions, if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Pfizer notes, then at our option:
•we will be discharged from our obligations with respect to the Pfizer notes of such series; or

•we will no longer be under any obligation to comply with certain restrictive covenants under the Pfizer indenture, and certain events of default will no longer apply to us.
To exercise our defeasance option, we must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent related to the defeasance have been complied with.
DESCRIPTION OF DEBT SECURITIES OF PFIZER NETHERLANDS INTERNATIONAL FINANCE B.V.
Reference should be made to the indenture dated as of May 19, 2025, among Pfizer Netherlands, Pfizer and The Bank of New York Mellon, as trustee, which we refer to as the “Pfizer Netherlands base indenture,” as supplemented by the first supplemental indenture dated as of May 19, 2025, among Pfizer Netherlands, Pfizer and The Bank of New York Mellon, as trustee, which we refer to as the “first supplemental indenture.” When we refer to the “Pfizer Netherlands indenture,” we mean the Pfizer Netherlands base indenture, as supplemented by the first supplemental indenture. The following description is a summary of selected portions of the Pfizer Netherlands base indenture and the first supplemental indenture. It does not restate the Pfizer Netherlands base indenture or the first supplemental indenture, and those documents, not this description, define the rights of a holder of the Pfizer Netherlands notes.

Principal, Maturity and Interest

The 2029 notes were initially limited to €750,000,000 aggregate principal amount, the 2032 notes were initially limited to €1,000,000,000 aggregate principal amount, the 2037 notes were initially limited to €750,000,000 aggregate principal amount and the 2045 notes were initially limited to €800,000,000 aggregate principal amount. The 2029 notes will mature on May 19, 2029, the 2032 notes will mature on May 19, 2032, the 2037 notes will mature on May 19, 2037 and the 2045 notes will mature on May 19, 2045. Pfizer Netherlands issued the Pfizer Netherlands notes in denominations of €100,000 and in integral multiples of €1,000 in excess thereof through the facilities of Euroclear and Clearstream.

Interest on the 2029 notes accrues at the annual rate of 2.875%, interest on the 2032 notes accrues at the annual rate of 3.250%, interest on the 2037 notes accrues at the annual rate of 3.875% and interest on the 2045 notes accrues at the annual rate of 4.250%. Interest on the Pfizer Netherlands notes is payable on May 19 of each year to holders of record of the Pfizer Netherlands notes at the close of business on the clearing system business day (for this purpose a day on which Euroclear and Clearstream are open for business) immediately preceding the relevant interest payment date. If any payment date for the Pfizer Netherlands notes is not a business day, Pfizer Netherlands will make the payment on the next business day, but Pfizer Netherlands will not be liable for any additional interest as a result of the delay in payment. With respect to the Pfizer Netherlands notes, by business day, we mean any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions are authorized or obligated by law or executive order to be closed in New York City, London or the Netherlands and, for any place of payment outside of New York City, London or the Netherlands, in such place of payment, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Interest is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Pfizer Netherlands notes to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

The Bank of New York Mellon, London Branch, acts as paying agent with respect to the Pfizer Netherlands notes. Upon notice to the trustee, Pfizer Netherlands may change any paying agent. Payments of principal, premium, if any, interest in respect of the Pfizer Netherlands notes and additional amounts, if any, will be made by us through the paying agent to the Euroclear Operator and/or Clearstream.

Guarantee of Notes

Pfizer has fully and unconditionally guaranteed the payment of all of Pfizer Netherlands’ obligations under each series of the Pfizer Netherlands notes pursuant to a guarantee (the “Guarantee”) included in the Pfizer Netherlands indenture governing the Pfizer Netherlands notes. If Pfizer Netherlands defaults in the payment of the principal, premium, if any, interest in respect of the Pfizer Netherlands notes and additional amounts, if any, when and as the same shall become due, whether upon maturity, acceleration, or otherwise, without the necessity of action by the trustee or any holder of such notes, Pfizer shall be required promptly and fully to make such payment.

Issuance in Euros

All payments of principal, premium, if any, interest in respect of the Pfizer Netherlands notes and additional amounts, if any, including payments made upon any redemption, and any other amounts that may be payable with respect to the Pfizer Netherlands notes, will be payable in euros. If the euro is unavailable to Pfizer Netherlands or Pfizer due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Pfizer Netherlands notes will be made in U.S. dollars until the euro is again available to us and Pfizer or is so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars in accordance with the Pfizer Netherlands indenture. Any payment in respect of the Pfizer Netherlands notes so made in U.S. dollars does not constitute an event of default under the Pfizer Netherlands notes or the Pfizer Netherlands indenture governing the Pfizer Netherlands notes.

Payment of Additional Amounts

All payments in respect of the Pfizer Netherlands notes will be made by or on behalf of us without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, unless such withholding or deduction is required by applicable law. If such withholding or deduction is imposed or levied by the United States, the Netherlands or any other jurisdiction in which Pfizer Netherlands or Pfizer or, in each case, any successor thereof may be organized, or any taxing authority thereof or therein (a “Taxing Jurisdiction”), Pfizer Netherlands will, subject to timely compliance by the holders or beneficial owners of the relevant Pfizer Netherlands notes with any relevant administrative requirements, pay or cause to be paid to a holder or beneficial owner such additional amounts on the Pfizer Netherlands notes as are necessary in order that the net payment of the principal of, and premium or redemption price, if any, and interest on, such Pfizer Netherlands notes to such holder or beneficial owner, after such withholding or deduction (including any withholding or deduction on such additional amounts), will not be less than the amount provided in such notes to be then due and payable had no such withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts will not apply:

(1)	to any present or future taxes which would not have been so imposed, assessed, levied or collected but for the fact that the holder or beneficial owner of the relevant note has or had some connection with the Taxing Jurisdiction, including that the holder or beneficial owner is or has been a domiciliary, national or resident of, engages or has been engaged in a trade or business, is or has been organized under, maintains or has maintained an office, a branch subject to taxation, or a permanent establishment, or is or has been physically present in the Taxing Jurisdiction, or otherwise has or has had some connection with the Taxing Jurisdiction, other than solely the holding or ownership of a note, or the collection of principal of, premium, if any, and interest on, or the enforcement of, a note;

(2)	to any present or future taxes which would not have been imposed but for the holder or beneficial owner of the relevant note being or being treated as: a personal holding company, passive foreign investment company, or a controlled foreign corporation, each as understood for United States federal income tax purposes; a foreign tax-exempt organization; a corporation that has accumulated earnings to avoid United States federal income tax; a “10-percent shareholder,” as defined in Section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) of Pfizer Netherlands or Pfizer; or a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in Section 881(c)(3)(A) of the Code;

(3)	to any present or future taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant note was presented more than thirty days after the date such payment became due or was provided for, whichever is later;

(4)	to any present or future taxes which are payable otherwise than by deduction or withholding on or in respect of the relevant note;

(5)	to any present or future taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply, on a sufficiently timely basis, with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction or any other jurisdiction of the holder or beneficial owner of the relevant note, if such compliance is required by a statute or regulation or administrative practice of the Taxing Jurisdiction, the other jurisdiction or any other relevant jurisdiction, or by a relevant treaty, as a condition to relief or exemption from such taxes;

(6)	to any present or future taxes (A) which would not have been so imposed, assessed, levied or collected if the beneficial owner of the relevant note had been the holder of such note, or (B) which, if the beneficial owner of such note had held the note as the holder of such note, would have been excluded pursuant to any one or combination of clauses (1) through (5) above;

(7)	to any capital gain, estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(8)	to any present or future taxes that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(9)	to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code, and related Treasury regulations and pronouncements or any successor provisions thereto (that are substantively comparable and not materially more onerous to comply with) and any regulations or official law, agreement or interpretations thereof in any jurisdiction implementing an intergovernmental approach thereto;

(10)	to any withholding or deduction pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021); or

(11)	in the case of any combination of the above listed items.

Except as specifically provided under this heading “—Payment of Additional Amounts,” Pfizer Netherlands is not required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Priority

The Pfizer Netherlands notes are unsecured general obligations of Pfizer Netherlands and rank equally in right of payment with all other unsubordinated indebtedness of Pfizer Netherlands from time to time outstanding.

The Guarantee is an unsecured general obligation of Pfizer, will rank equally in right of payment with all of the Pfizer’s unsubordinated indebtedness and senior in right of payment to all of the Pfizer’s subordinated indebtedness, and will be effectively junior to all of Pfizer’s existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness of Pfizer’s subsidiaries (secured or unsecured), other than Pfizer Netherlands.

Listing; Trading

The Pfizer Netherlands notes are listed on the NYSE. Pfizer Netherlands has no obligation to maintain the listing of the Pfizer Netherlands notes, and Pfizer Netherlands may delist the Pfizer Netherlands notes of any series at any time.

Covenants

The Pfizer Netherlands indenture contains a provision that restricts the ability of Pfizer Netherlands and Pfizer to consolidate with or merge into any other person or convey or transfer their respective properties and assets as an entirety or substantially as an entirety to any other person.

The Pfizer Netherlands indenture contains a provision requiring that, prior to a Parent Assumption (as defined herein), Pfizer Netherlands shall remain a wholly-owned subsidiary of Pfizer (or any successor to Pfizer under the covenant described “Article VI —Merger, Consolidation and Sale of Assets” in the Pfizer Netherlands base indenture) at all times and shall not have any asset or operations that would cause Pfizer Netherlands to fail to qualify as a “finance subsidiary” (as such term is used in Regulation S-X Rule 13-01) of Pfizer (or any such successor to Pfizer).

The Pfizer Netherlands indenture does not restrict the ability to convey or transfer the properties and assets of Pfizer Netherlands or Pfizer other than as an entirety or substantially as an entirety to any other person. See “Article VI —Merger, Consolidation and Sale of Assets” in the Pfizer Netherlands base indenture. The Pfizer Netherlands indenture does not contain any other restrictive covenants, including those that would afford holders of the Pfizer Netherlands notes protection in the event of a highly-leveraged transaction involving Pfizer, Pfizer Netherlands or any of Pfizer’s affiliates or other events involving Pfizer or Pfizer Netherlands that may adversely affect creditworthiness or the value of the Pfizer Netherlands notes. The Pfizer Netherlands indenture also does not contain any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures of Pfizer or Pfizer Netherlands. The Pfizer Netherlands notes do not have the benefit of covenants that relate to subsidiary guarantees, liens and sale leaseback transactions that apply to certain other of Pfizer’s existing unsecured and unsubordinated notes.

Further Issuances

Pfizer Netherlands may, without the consent of the holders of the Pfizer Netherlands notes of any series, issue additional notes of such series having the same priority in right of payment and the same interest rate, maturity and other terms as the Pfizer Netherlands notes (except for the issue date and the public offering price). Any additional notes having such similar terms, together with the Pfizer Netherlands notes of the applicable series, will constitute a single series of debt securities under the Pfizer Netherlands indenture. No additional notes of a series may be issued if an event of default has occurred with respect to the Pfizer Netherlands notes of such series. Pfizer Netherlands will not issue any additional notes intended to form a single series with the Pfizer Netherlands notes unless such further notes will be fungible with all existing notes of such series for U.S. federal income tax purposes.

Optional Redemption; Redemption for Tax Reasons; No Sinking Fund

At its option, Pfizer Netherlands may redeem the 2029 notes, in whole, at any time, or in part, from time to time, prior to April 19, 2029 (one month prior to the maturity date for the 2029 notes) (the “2029 Par Call Date”);

at its option, Pfizer Netherlands may redeem the 2032 notes, in whole, at any time, or in part, from time to time, prior to February 19, 2032 (three months prior to the maturity date for the 2032 notes) (the “2032 Par Call Date”);

at its option, Pfizer Netherlands may redeem the 2037 notes, in whole, at any time, or in part, from time to time, prior to February 19, 2037 (three months prior to the maturity date for the 2037 notes) (the “2037 Par Call Date”); and

at its option, Pfizer Netherlands may redeem the 2045 notes, in whole, at any time, or in part, from time to time, prior to November 19, 2044 (six months prior to the maturity date for the 2045 notes) (the “2045 Par Call Date” and, together with the 2029 Par Call Date, the 2032 Par Call Date and the 2037 Par Call Date, the “Par Call Dates” and each a “Par Call Date”), in each case, at a redemption price equal to the greater of the following amounts:

(1)	100% of the principal amount of the Pfizer Netherlands notes being redeemed on that redemption date, and

(2)
the sum of the present values of the remaining scheduled payments of principal and interest of the Pfizer Netherlands notes being redeemed, that would be due if such series of Pfizer Netherlands notes matured on the applicable Par Call Date (in each case, not including the amount, if any, of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) using a discount rate equal to the Comparable Government Bond Rate plus (a) 15 basis points in the case of the 2029 notes, (b) 15 basis points in the case of the 2032 notes, (c) 20 basis points in the case of the 2037 notes, and (d) 20 basis points in the case of the 2045 notes, plus, in each case, accrued and unpaid interest on the Pfizer Netherlands notes being redeemed to, but excluding, the redemption date.

At any time on or after the applicable Par Call Date, Pfizer Netherlands may redeem the Pfizer Netherlands notes of the applicable series, in whole, at any time, or in part, from time to time, at a redemption price equal to 100% of the principal amount of the Pfizer Netherlands notes to be redeemed, plus in each case, accrued and unpaid interest on the Pfizer Netherlands notes of such series being redeemed to, but excluding, the redemption date.

Pfizer Netherlands’ actions and determination of the applicable redemption price shall be conclusive and binding for all purposes, absent manifest error. Neither the trustee nor the paying agent is responsible for calculating the redemption price or determining the Comparable Government Bond Rate.

Notwithstanding the foregoing, installments of interest on the Pfizer Netherlands notes of a series that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Pfizer Netherlands notes for such series and the Pfizer Netherlands indenture. The redemption prices for the Pfizer Netherlands notes of each series will be calculated on the basis of a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed.

Notice of redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the procedures of the applicable clearing system) at least 10 days, but not more than 60 days, before the redemption date to each registered holder of the applicable series of Pfizer Netherlands notes to be redeemed. The principal amount of a Pfizer Netherlands note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof. Subject to the following paragraph, once notice of redemption is mailed or delivered, the Pfizer Netherlands notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest applicable to such notes to, but excluding, the redemption date.

Any redemption notice may, at Pfizer Netherlands’ discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at Pfizer Netherlands’ discretion, the date of redemption may be delayed until such time (including more than 60 days after the notice of redemption was given) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by Pfizer Netherlands in its sole discretion) by the date of redemption, or by the date of redemption as so delayed.

For purposes of the foregoing discussion, the following definitions apply:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German Bundesanleihe security whose maturity is closest to the maturity of the Pfizer Netherlands notes to be redeemed (assuming that the Pfizer Netherlands notes to be redeemed matured on the applicable Par Call Date), or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other German Bundesanleihe security as such independent investment bank may, with the advice of three brokers of, or market makers in, German Bundesanleihe securities selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Pfizer Netherlands notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

On and after the redemption date, interest will cease to accrue on the Pfizer Netherlands notes of the applicable series or any portion of the Pfizer Netherlands notes of the applicable series called for redemption (unless Pfizer Netherlands defaults in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, Pfizer Netherlands will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the Pfizer Netherlands notes to be redeemed on that date. If fewer than all of the Pfizer Netherlands notes of a series are to be redeemed, the Pfizer Netherlands notes to be redeemed shall be selected in accordance with applicable procedures of Euroclear and/or Clearstream.

The Pfizer Netherlands notes are not entitled to the benefit of a sinking fund.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the Taxing Jurisdiction (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 14, 2025, Pfizer Netherlands becomes or, based upon a written opinion of independent tax counsel of recognized standing selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to any series of the Pfizer Netherlands notes, then Pfizer Netherlands may at its option, having given not less than 10 nor more than 60 days prior notice to holders, redeem, in whole, but not in part, the applicable series of Pfizer Netherlands notes at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest (including any additional amounts) on such notes to, but excluding, the redemption date.

Substitution of Pfizer as Issuer

Pfizer has the right, at its option at any time, without the consent of any holders of any series of Pfizer Netherlands notes, to be substituted for, and assume the obligations of, Pfizer Netherlands under each series of the Pfizer Netherlands notes that are then outstanding under the Pfizer Netherlands indenture if, immediately after giving effect to such substitution, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing (other than a default or event of default that would be cured by such substitution), provided that Pfizer executes a supplemental indenture in which it agrees to be bound by the terms of each such series of Pfizer Netherlands notes and the Pfizer Netherlands indenture (the “Parent Assumption”). In the case of such Parent Assumption, (i) Pfizer Netherlands will be relieved of any further obligations under the assumed series of Pfizer Netherlands notes and the Pfizer Netherlands indenture and (ii) Pfizer will be released from all obligations under the Guarantee, but will instead become the primary (and sole) obligor under such notes and the related Pfizer Netherlands indenture provisions. Following such Parent Assumption, references in the Pfizer Netherlands indenture to “the Issuer” shall be deemed to instead refer to Pfizer.

Satisfaction and Discharge; Defeasance

The provisions described under “Article XII – Satisfaction and Discharge; Defeasance” of the Pfizer Netherlands base indenture apply to the Pfizer Netherlands notes.

However, any reference to “cash or government securities” shall refer to “money (in euros) and Federal Republic of Germany obligations.” “Federal Republic of Germany Obligations” means (1) securities that are direct obligations of the Federal Republic of Germany for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

Modification of Indenture

Under the Pfizer Netherlands indenture, Pfizer Netherlands and the trustee may supplement the Pfizer Netherlands indenture for certain purposes which would not adversely affect the interests of the holders of debt securities of a series in any material respect without the consent of those holders. Under the Pfizer Netherlands indenture, the rights of the holders may be modified through a supplemental indenture if the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification (voting as one class) consent to it. No modification of the maturity date, principal or interest payment terms or premium payable on redemption, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights, no modification reducing the percentage required for any such supplemental indenture or the percentage required for the waiver of compliance with certain provisions of the indenture or certain defaults, and no modification of the foregoing provisions or any other provisions relating to the waiver of past defaults or the waiver of certain covenants, is effective against any holder without its consent.

Events of Default

Each of the following will constitute an event of default under the Pfizer Netherlands indenture with respect to Pfizer Netherlands notes of any series:

•	failure to make a principal or any premium payment on any Pfizer Netherlands note when due;

•	failure to make any sinking fund payment for 60 days after payment was due by the terms of any Pfizer Netherlands note;

•	failure to pay interest on any Pfizer Netherlands note for 60 days after payment was due;

•	failure to perform any other covenant in the Pfizer Netherlands indenture and this failure continues for 90 days after receipt of written notice of such failure; or

•	Pfizer, or a court, take certain actions relating to the bankruptcy, insolvency or reorganization of the company.

A default under Pfizer’s other indebtedness will not be a default under the Pfizer Netherlands indenture for the Pfizer Netherlands notes, and a default under one series of the Pfizer Netherlands notes will not necessarily be a default under another series. The trustee may withhold notice to the holders of Pfizer Netherlands notes of any default (except for defaults that involve the failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default with respect to outstanding Pfizer Netherlands notes of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of outstanding Pfizer Netherlands notes of that series may declare, in a written notice, the principal amount (or, if any of the securities of that series are original issue discount securities, such portion of the principal amount of such securities as specified in the terms thereof) plus accrued and unpaid interest on all Pfizer Netherlands notes of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to Pfizer Netherlands notes of any series has been made and before a judgment or decree for the payment of money due has been obtained by the trustee, the event of default giving rise to such declaration of acceleration shall, without further act, be deemed to have been rescinded and annulled, if:

•	Pfizer has paid or deposited with the trustee or paying agent a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•	Pfizer has cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

If a default in the performance or breach of the Pfizer Netherlands indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding Pfizer Netherlands notes of all series affected thereby, by notice to the trustee, may waive any past event of default or its consequences under the Pfizer Netherlands indenture. However, an event of default cannot be waived without the consent of the holders of each outstanding security of the series affected with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on any security or in the payment of any sinking fund installment or analogous obligation; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding Pfizer Netherlands notes of that series.

The trustee is not obligated to exercise any of its rights or powers under the Pfizer Netherlands indenture at the request, order or direction of any holders, unless the holders offer the trustee security or indemnity reasonably satisfactory to the trustee. Holders of a majority in principal amount outstanding of any series of Pfizer Netherlands notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for such applicable series of Pfizer Netherlands notes.

Pfizer is required to deliver an annual officer’s certificate to the trustee stating whether it is in default in the performance and observance of any of the terms, provisions and conditions of the Pfizer Netherlands indenture, and, if Pfizer is in default, specifying all such defaults and the nature and status thereof.